Exhibit 10.1

SECOND LEASE AMENDMENT

This SECOND LEASE AMENDMENT (this “Amendment”) is entered into as of the 17th day of December 2015 (the “Effective Date”), by and between TDC Blue II, LLC, a Delaware limited liability company (“Landlord”) and Extreme Networks, Inc., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Tenant and Landlord’s predecessor-in-interest, RDU Center III LLC, entered into that certain Lease dated October 15, 2012, and amended by that certain First Amendment to Lease Agreement dated December 31, 2012 (as amended, the “Lease”), for approximately Eighty-Five Thousand Three Hundred Sixty-Eight (85,368) RSF (the “Original Premises”) in the office building commonly known as RDU Center III and located at 2121 RDU Center Drive, Morrisville, North Carolina (the “Project”);

WHEREAS, Landlord and Tenant have agreed to amend the Lease by, among other things, contracting and reducing the square footage of the premises, all as more particularly set forth below.

NOW, THEREFORE, in consideration of the mutual and reciprocal promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1. Capitalized Terms. All capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Lease. As of the Effective Date, this Amendment shall be part of the Lease.

2. Condition to Amendment.  Notwithstanding anything to the contrary contained in this Amendment, this Amendment shall be contingent upon a new lease being entered into with a new tenant for the 4th Floor Space (the “New Lease”). This Amendment may be rescinded by Landlord, in Landlord’s sole discretion, by written notice to Tenant unless the foregoing condition is met. If Landlord enters into the New Lease, Landlord shall provide Tenant written confirmation that the New Lease is entered into.

3. Contracted Premises.  Effective as of the 1st Floor Contraction Date, for all purposes under the Lease, the rentable square footage of the Original Premises shall be reduced to Eighty-Three Thousand Six Hundred Eighty (83,680) RSF (a decrease of approximately 1,688 rentable square feet; the contracted Premises being referred to herein as the “Initial Contracted Premises”), and effective as of the 4th Floor Contraction Date, for all purposes under the Lease, the rentable square footage of the Original Premises shall be further reduced to Fifty-Four Thousand Five Hundred Thirty (54,530) RSF (a decrease of an additional approximately 29,150 rentable square feet; the contracted Premises being referred to herein as the “Contracted Premises”).  Between the 1st Floor Contraction Date and the 4th Floor Contraction Date, all references to the “Premises” in the Lease shall be deemed to refer the Initial Contracted Premises. From and after the 4th Floor Contraction Date, all references to the “Premises” in the Lease shall be deemed to refer the Contracted Premises.  The Contracted Premises is shown on Exhibit A attached hereto.  As used herein, “4th Floor Contraction Date” shall mean March 1, 2016, and “1st Floor Contraction Date” shall mean February 1, 2016.  On or prior to the 1st Floor Contraction Date, Tenant shall surrender and vacate the portion of the Original Premises located on the 1st floor of the Project and identified as the “Fitness Center” on Exhibit A to Landlord in broom clean condition, good order and repair, and otherwise in the condition required by the Lease for surrender of the Premises, subject, however, to provisions of this Amendment applicable to the Fitness Center.  On or prior to the 4th Floor Contraction Date, Tenant shall surrender and vacate the portion of the Original Premises located on the 4th floor of the Project (the “4th Floor Space”) to Landlord in broom clean condition, good order and repair, and otherwise in the condition required by the Lease for surrender of the Premises; provided, however, that Tenant may leave the office equipment set forth in Exhibit D in the 4th Floor Space so long as Tenant transfers ownership, title, and possession of such office equipment to the tenant under the New Lease.

4. Extension of Term. Landlord and Tenant hereby agree that the Term of the Lease is hereby extended until January 31, 2023.  All references in the Lease to the “Term” shall be deemed to refer to the Term as extended hereby.

5. Monthly Base Rental. Effective as of the Effective Date and notwithstanding anything to the contrary contained in the Lease, Tenant shall pay to Landlord Monthly Base Rent for the Premises pursuant to the terms of the Lease applicable to the payment of Monthly Base Rent in the amounts as follows:

Period	Rent per RSF	Monthly Base Rent
Effective Date – April 30, 2016	$21.81*	$155,156.34
May 1, 2016 – September 30, 2016	$22.28*	$158,499.92
October 1, 2016 – April 30, 2017	$22.28	$101,244.03
May 1, 2017 – April 30, 2018	$22.75	$103,379.79
May 1, 2018 – April 30, 2019	$23.24	$105,606.43
May 1, 2019 – April 30, 2020	$23.74	$107,878.52
May 1, 2020 – April 30, 2021	$24.25	$110,196.04
May 1, 2021 – April 30, 2022	$24.77	$112,559.01
May 1, 2022 – January 31, 2023	$25.30	$114,967.42

*

For the indicated months the RSF used for calculating Monthly Base Rent shall be Eighty-Five Thousand Three Hundred Sixty-Eight (85,368) RSF notwithstanding the reduction in square footage for the Premises.

Prior to the 4th Floor Contraction Date, Monthly Base Rent for the Original Premises shall continue as provided elsewhere in the Lease, including, without limitation, paragraph 5 of the First Amendment to Lease Agreement.  Nothing contained in this Amendment shall affect Tenant’s obligation to continue to pay Operating Expenses and other Additional Rent pursuant to the Lease.

6. Partial Lease Buyout. Tenant shall pay Landlord the amount of Three Hundred Five Thousand Three Hundred Seventy-Eight and 45/100 Dollars ($305,378.45) (the “Partial Lease Buyout”) in consideration of this Amendment, which Partial Lease Buyout shall be payable in forty-nine (49) monthly installments of Six Thousand Two Hundred Thirty-Two and 21/100 Dollars ($6,232.21) each payable as Additional Rent on the first day of each month beginning on October 1, 2016, and ending on October 1, 2020.

7. Premises.  Tenant currently occupies the Premises and represents to Landlord that it has examined and inspected the same, finds them satisfactory for Tenant’s intended use, and constitutes Tenant’s acceptance “AS IS - WITH ALL FAULTS.”  Landlord makes no express or implied representations or warranties as to the condition of the Premises whatsoever.  Promptly following the Effective Date, Tenant, at Tenant’s sole cost and expense, shall (i) remove the internal stairwell between floor 3 and floor 4 of the Project, close off the area in which the stairwell was located, and restore the Project (including roof, ceiling, and flooring) in such area and (ii) finish the unfinished portion of the Premises located on the first floor (collectively, the “Tenant Work”). The Tenant Work shall be performed in compliance with Exhibit B. It being understood that Landlord has no construction responsibilities with respect to the delivery of the Contracted Premises.  The Tenant Work shall be performed pursuant to Exhibit B.  The portion of the Tenant Work described in clause (i) above shall be completed in accordance with the provisions of Exhibit B and sufficient to allow the commencement of the new tenant’s occupancy under the New Lease on or before 4th Floor Contraction Date.  In the event that the Tenant Work described in clause (i) above is not completed by the 4th Floor Contraction Date, (a) Tenant acknowledges that Landlord will incur damages under the New Lease, and (b) Tenant shall pay to Landlord as damages for such failure to complete the Tenant Work described in clause (i) above by the 4th Floor Contraction Date an amount equal to Five Hundred and No/100 Dollars ($500.00) per day for each day between the 4th Floor Contraction Date and the date on which the Tenant Work is complete, excluding from that time period delays caused by Force Majeure.

8. Fitness Center.  On or prior to the 1st Floor Contraction Date, Tenant, at no cost to Landlord, shall transfer all of Tenant’s right, title, and interest to and under those service and other contracts and agreements, if any, scheduled and identified on Schedule 1 attached hereto and deliver to Landlord an Assignment in the form attached hereto as Exhibit C attached hereto evidencing such assignment.  Tenant represents and warrants to and for the benefit of Landlord there is no equipment or personal property owned by Tenant used in connection with the Fitness Center and the agreements listed on Schedule 1 are the only agreements existing with respect to the Fitness Center.

Between the 1st Floor Contraction Date and January 31, 2023, or the earlier termination of the Lease, Landlord shall operate a fitness center within the Fitness Center as a Project amenity (however, Landlord may in its discretion also allow other tenants of other buildings in the RDU Center to use such Fitness Center).  Such Fitness Center shall be made available to Tenant and its employees (but not others, including guests or invitees of Tenant) subject to Landlord’s rules and regulations with respect thereto.

9. Tenant Signage.  Section 13 of the Lease is hereby amended to provide that Tenant shall only be allowed to place signage on (and Tenant’s exclusive right to façade signage shall only extend to) the wall of the Project where the main entrance of the Building is located (the wall on which the address of the Project is currently located) (the “Main Entrance Wall”).  Notwithstanding anything to the contrary contained in the Lease, Landlord may install or allow a tenant or other party to install wall signage on any side of the Project in Landlord’s discretion other than the Main Entrance Wall.

10. Parking.  Section 17 of Exhibit C to the Lease is hereby deleted in its entirety and the following is inserted in lieu thereof:

“17) Parking: Throughout the Term, Tenant shall be provided with a minimum of four (4) unreserved parking spaces on the Project per 1,000 rentable square feet of the Premises, which amount of parking spaces shall include reserved covered spaces under the Project in a ratio of one (1) parking space per 3,400 SF of space then under lease, in a location assigned by Landlord, Tenant's use of such parking spaces shall be subject to such reasonable uniform rules and regulations that Landlord may adopt for all tenants of the Project.”

11. ROFR within Project.  Section 6 of Exhibit C to the Lease is hereby amended (i) to reduce the Expansion Premises to solely the second floor of the Project; and (ii) to provide that the ROFR shall be subordinate to the rights of Align Technology, Inc.

12. ROFR on RDU Center IV.  Section 7 of Exhibit C to the Lease is hereby deleted in its entirety.

13. Internal Staircase.  Section 11 of Exhibit C to the Lease is hereby deleted in its entirety.

14. Name, Address and Contact.  The Face Page of the Lease is hereby amended to provide that Landlord’s name, address, contact information, and rent payment address for the Lease shall be the following addresses:

Landlord’s address for notices:

TDC Blue II, LLC

c/o The Dilweg Companies

5310 S. Alston Avenue, Suite 210

Durham, North Carolina 27713

Attn: Asset Manager

Facsimile: (919) 402-9119

E-mail: jwitek@dilweg.com

With a copy to:

TDC Blue II, LLC

c/o The Dilweg Companies

5310 S. Alston Avenue, Suite 210

Durham, North Carolina 27713

Attn: President

Facsimile: (919) 402-9119

E-mail: jbenson@dilweg.com

Rent payment address:

TDC Blue II, LLC

c/o The Dilweg Companies

5310 S. Alston Avenue, Suite 210

Durham, North Carolina 27713

ATTN: Asset Manager

Telephone: (919) 402-9100

Facsimile: (919) 402-9119

15. Brokers.  Notwithstanding anything to the contrary contained in the Lease, Tenant represents that, except for CB Richard Ellis – Raleigh LLC, a Delaware limited liability company d/b/a CBRE│Raleigh as Tenant’s representative and Landlord’s representative, Tenant has not dealt with any real estate broker, salesperson, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment.  Tenant agrees to indemnify, defend and hold harmless Landlord  from and against any and all liabilities, claims, commissions, fees and other costs (including without limitation reasonable attorney fees) arising out of a breach of the foregoing representation.

16. Tenant’s Acknowledgment. Tenant acknowledges that Landlord has complied with all of its obligations under the Lease to date, and, to the extent not expressly modified hereby, all of the terms and conditions of said Lease shall remain unchanged and in full force and effect.

17. Miscellaneous. The foregoing is intended to be an addition and a modification to the Lease.  Except as modified and amended by this Amendment, the Lease shall remain in full force and effect.  If anything contained in this Amendment conflicts with any terms of the Lease, then the terms of this Amendment shall govern and any conflicting terms in the Lease shall be deemed deleted in their entirety.  Each party to this Amendment shall execute all instruments and documents and take such further action as may be reasonably required to effectuate the purposes of this Amendment.  This Amendment may be modified only by a writing executed by the parties hereto.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.  The invalidity of any portion of this Amendment shall not have any effect on the balance hereof.  This Amendment shall be binding upon the parties hereto, as well as their successors, heirs, executors and assigns.  This Amendment shall be governed by, and construed in accordance with, North Carolina law.

[Signature Page Attached Hereto]

IN WITNESS WHEREOF, Tenant and Landlord have caused this Amendment to be executed as of the date first above written, by their respective officers or parties thereunto duly authorized.

TENANT:

Extreme Networks, Inc.,
a Delaware corporation

By:	/s/ FRANK BLOHM
Name:	Frank Blohm
Title:	EVP of Operations

LANDLORD:

TDC Blue II, LLC, a Delaware limited liability company

By:	TDC Blue MEMBER, LLC,
a Delaware limited liability company, its Sole Member

	By:	DILWEG CAPITAL, LLC,
a North Carolina limited liability company,
its Managing Member

		By:	/s/ JEFFREY A. BENSON
		Name:	Jeffrey A. Benson
		Title:	President

Exhibit B

WORK LETTER

This Exhibit B is attached to and made a part of the Second Lease Amendment (the “Amendment”) dated December 17, 2015, by and between TDC Blue II, LLC, a North Carolina limited liability company (“Landlord”) and Extreme Networks, Inc., a Delaware corporation (“Tenant”) for space in the office building commonly known as RDU Center III and located at 2121 RDU Center Drive, Morrisville, North Carolina.  Capitalized terms set out herein shall have the same meaning as set out in the Amendment, unless otherwise defined herein.

1. This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the Tenant Work. It is agreed that construction of the Tenant Work will be completed at Tenant’s sole cost and expense, subject to the Allowance (as defined below).  Tenant shall enter into a direct contract for the Tenant Work with a general contractor selected by Tenant and approved in writing by Landlord. In addition, Tenant shall have the right to select, subject to Landlord’s prior written approval, any subcontractors used in connection with the Tenant Work.

2. Tenant shall be solely responsible for the timely preparation and submission to Landlord of the final architectural, electrical and mechanical construction drawings, plans and specifications (“Plans”) necessary to construct the Tenant Work, which Plans shall be subject to approval by Landlord and Landlord’s architect and engineers and shall comply with their requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Project. Tenant shall be responsible for all elements of the design of Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Plans shall in no event relieve Tenant of the responsibility for such design.  Tenant shall be solely responsible for ensuring that the Premises comply with the Americans with Disabilities Act.  Whether or not the layout and Plans are prepared with the help of Landlord’s architect, Tenant agrees to remain solely responsible for the timely preparation and submission of the Plans and for all elements of the design of such Plans and for all costs related thereto. Tenant will deliver the initial Plans, approved by Tenant, to Landlord. Tenant has assured itself by direct communication with the architect and engineers (Landlord’s or its own, as the case may be) that the final approved Plans can be delivered to Landlord within thirty (30) days of the Effective Date (the “Plans Due Date”).  Tenant covenants and agrees to cause said final, approved Plans to be delivered to Landlord on or before said Plans Due Date and to devote such time as may be necessary in consultation with said architect and engineers to enable them to complete and submit the Plans within the required time limit. Time is of the essence in respect to preparation and submission of Plans by Tenant. In the event the Plans are not fully completed and delivered by the Plans Due Date, Tenant shall be responsible for one (1) day of delay for each day during the period beginning on the day following the Plans Due Date and ending on the date completed Plans are delivered.  In the event such delay results in higher minimum costs of construction and/or higher actual construction costs which exceed the Allowance, such increased estimate or cost shall be deemed Excess Costs (hereinafter defined) and Tenant shall pay such Excess Costs, plus any applicable state sales or use tax thereon, within ten (10) days after demand for such sums.  (The word “architect” as used in this Exhibit B shall include an interior designer or space planner.)

3. In the event Tenant’s or Landlord’s estimate and/or the actual cost of construction shall exceed the Allowance, if any (such amounts exceeding the Allowance being herein referred to as the “Excess Costs”), Tenant shall pay such Excess Costs to the applicable contractor, plus any applicable state sales or use tax thereon pursuant to the terms of the agreement between Tenant and such contractor.

5. If Tenant shall request any change, addition or alteration in any of the Plans after approval by Landlord, Tenant shall have such revisions to the drawings prepared, such drawings being subject to Landlord’s approval.  In the event such revisions result in a higher estimate of the cost of construction and/or higher actual construction costs which exceed the Allowance, such increased estimate or costs shall be deemed Excess Costs pursuant to Paragraph 3 hereof and Tenant shall pay such Excess Costs, plus any applicable state sales or use tax thereon, within ten (10) days after demand for such sums.

B-1

Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Tenant shall cause the Tenant Work to be constructed substantially in accordance with the approved Plans.  Tenant shall notify Landlord of Substantial Completion (as hereinafter defined) of the Tenant Work.  “Substantial Completion” shall mean the Tenant Work has been constructed according to the plans and specifications (except for minor punch list items to be completed) and receipt of a temporary or permanent certificate of occupancy.

6. Prior to commencing the construction of the Tenant Work, Tenant shall deliver to Landlord (a) evidence of Tenant’s insurance  reasonably satisfactory to Landlord, which insurance shall be maintained throughout the construction of the Tenant Work, and (b) a project schedule in detail reasonably satisfactory to Landlord.  In addition, Tenant shall require its contractor to carry appropriate insurance, which shall include, without limitation, Commercial General Liability, Commercial Auto Liability and Worker’s Compensation, in amounts necessary to insure the project and the work related thereto against claims for bodily injury or death or property damage.  Tenant’s contractors of all tiers shall name Landlord, Landlord’s Property Manager, and any mortgagee requested by Landlord as additional insured on all liability policies required pursuant to this paragraph.  Throughout the construction of the Tenant Work, Tenant shall notify Landlord promptly of any material deviations from such project schedule.  Tenant or its contractor shall construct the Tenant Work in a good, first-class and workmanlike manner and in accordance with the Plans and all applicable governmental regulations.  Landlord shall have the right, from time to time throughout the construction process, to enter upon the Premises to perform periodic inspections of the Tenant Work.  Tenant agrees to respond to and address promptly any reasonable concerns raised by Landlord during or as a result of such inspections.

7. Landlord, provided Tenant is not in default, agrees to provide Tenant with an allowance (the “Allowance”) in an amount not to exceed Four Hundred Thousand and no/100 Dollars ($400,000.00) to be applied toward the cost of the Tenant Work in the Premises; provided, however, that no more than One Hundred Thousand and no/100 Dollars ($100,000.00) of the Allowance may be used for the removal and restoration of the internal stairwell. In the event the Allowance shall not be sufficient to complete the Tenant Work, Tenant shall pay the Excess Costs, plus any applicable state sales or use tax thereon, as prescribed in paragraph 3 above. The cost to Landlord of space planning, engineering or construction drawings, construction management fees, construction permits and all other actual out-of-pocket expenses incurred by Landlord in constructing Landlord Work shall be paid from the Allowance.  In the event the Allowance exceeds the cost of the Tenant Work, any remaining Allowance shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. Landlord shall be entitled to deduct from the Allowance a construction management fee for Landlord’s oversight of the Tenant Work in an amount equal to One Thousand and No/100 Dollars ($1,000.00). Landlord shall pay fifty percent (50%) of the Allowance, less a holdback (the “Holdback”) equal to ten percent (10%), to Tenant at such time as (i) Tenant has delivered to Landlord a copy of Tenant’s building permit; (ii) Tenant has received Landlord’s written approval of the Plans; (iii)  Tenant’s contractor has completed fifty percent (50%) of the Tenant Work within the Premises, as evidenced by a certificate from Tenant’s architect and invoices, receipts and other evidence reasonably required by Landlord to evidence the cost of the Tenant Work made as of the date of Tenant’s request for payment; and (iv) Tenant has delivered to Landlord partial lien waivers for the first fifty percent (50%) of the Tenant Work from Tenant’s contractor, all subcontractors and all laborers or material suppliers having performed any work at the Premises relating to the construction of the first fifty percent (50%) of the Tenant Work.  Landlord shall pay the remainder of the Allowance (less the Holdback and the Fee, as hereinafter defined) to Tenant at such time as Tenant’s contractor has: (i) Substantially Completed the Tenant Work; (ii) delivered to Landlord lien waivers and affidavits from Tenant’s contractor, all subcontractors, and all laborers or materials suppliers having performed any work at the Premises relating to the Tenant Work, together with any other evidence reasonably required by Landlord to satisfy Landlord’s title insurer that there are no parties entitled to file a lien against the real property underlying the Property in connection with such work; and (iii) delivered to Landlord all invoices, receipts and other evidence reasonably required by Landlord to evidence the cost of the Tenant Work.  Landlord shall pay the Holdback to Tenant at such time as Tenant has completed the incomplete work and remedied the defective work set forth on the punchlist.

8. Upon Substantial Completion of the Tenant Work, a representative of Landlord and a representative of Tenant together shall inspect the Premises and generate a punchlist of defective or uncompleted items relating to the completion of construction of the Tenant Work.  Tenant shall, within a reasonable time after such punchlist is prepared and agreed upon by Landlord and Tenant, complete such incomplete work and remedy such defective work as are set forth on the punchlist.

9. Tenant acknowledges and agrees that Tenant shall have no right to conduct its business at the Premises unless and until Tenant delivers to Landlord an original temporary certificate of occupancy or a certificate of occupancy, if applicable for the Premises.

B-2

Exhibit C

THIS GENERAL ASSIGNMENT (this “General Assignment”). is made and delivered this 17 day of December, 2015, by Extreme Networks, Inc., a Delaware corporation (“Assignor”), in favor of TDC Blue II, LLC, a North Carolina limited liability company (“Assignee”).  The words “Assignor” and “Assignee” include the neuter, masculine and feminine genders, and the singular and plural.

W I T N E S S E T H:

WHEREAS, Assignor and Assignee, together with other seller parties, entered into that certain Second Lease Amendment dated December 17, 2015 (the “Agreement”), for the removing of certain space known as the Fitness Center from the Premises leased by Tenant from Landlord, as more particularly described in the Agreement;

WHEREAS, in connection with the purchase and sale of certain personal property in the Fitness Center, Assignor and Assignee intend that certain related assets be assigned and transferred by Assignor to Assignee.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Defined Terms.  All capitalized terms used herein shall have the meanings set forth in the Agreement unless otherwise provided in this General Assignment.

2. Service Contracts.  Assignor does hereby transfer, assign, convey and set over unto Assignee all, if any, of the right, title and interest of Assignor in, to and under all service and other contracts and agreements scheduled and identified on Schedule 1, attached hereto and incorporated herein by reference (hereinafter collectively called the “Assigned Service Agreements”).  Assignee assumes and agrees to perform the obligations of Assignor under the Assigned Service Agreements on and after the date hereof.  Assignor shall retain liability and indemnify, defend, and hold Assignee harmless with respect to obligations of Assignor under the Assigned Service Agreement with respect to periods prior to the date hereof.

3. Successors and Assigns.  This General Assignment shall be binding upon and enforceable against, and shall inure to the benefit of, the parties hereto and their respective successors, legal representatives and assigns.

4. Governing Law.  This General Assignment shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State of North Carolina.

5. Counterparts.  This General Assignment may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

C-1

IN WITNESS WHEREOF, Assignor and Assignee have caused their respective duly authorized representatives to execute this General Assignment, and to deliver this General Assignment, all the day and year first written above.

ASSIGNOR:

Extreme Networks, Inc.,
a Delaware corporation

By:	/s/ FRANK BLOHM
Name:	Frank Blohm
Title:	EVP of Operations

ASSIGNEE:

TDC Blue II, LLC, a North Carolina limited liability company

By:	TDC Blue MEMBER, LLC,
a Delaware limited liability company, its Sole Member

	By:	DILWEG CAPITAL, LLC,
a North Carolina limited liability company,
its Managing Member

		By:	/s/ JEFFREY A. BENSON
			Name:	Jeffrey A. Benson
			Title:	President

C-2

Schedule 1

[Assigned Agreements.]

Schedule 1-1

Exhibit D

QTY	Furniture item description
148	Workstations: Including Admin #480 and 5 hoteling stations opposite the Kitchen sink wall.
148	Task Chairs for Open Plan
2	Private Office L Desk
2	Task Chairs for Open Plan
4	Side Chairs
2	6 Ft Table
12	Conference Chairs
12	3-4 Person Tables
48	Huddle Room Chairs
3	6 Ft Table
3	Side Chairs
1	8-10 FT Table
10	Conference Chairs
2	10 Ft Table
20	Conference Chairs
1	Miscellaneous Lounge Pieces
23	Square Café Tables
39	Break Room Chairs
9	Round Standing Height Cocktail Tables
1	All Refrigerators and Dishwashers
18	High Stools
1	Miscellaneous Lounge Pieces

D-1